Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE, dated as of February 7, 2025 (this “Supplemental Indenture”), by and among Primo Water Holdings Inc., a Delaware corporation (the “Issuer”), BNY Trust Company of Canada, as Canadian trustee (the “Canadian Trustee”), and The Bank of New York Mellon, as U.S. trustee (in such capacity, the “U.S. Trustee” and, together with the Canadian Trustee, the “Trustees”), paying agent, registrar, transfer agent, and authenticating agent, to that certain Indenture, dated as of April 30, 2021 (as amended, supplemented, or otherwise modified to date, the “Indenture”), by and among the Issuer, the guarantors party thereto (the “Guarantors”), and the Trustees.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, and the Trustees are party to the Indenture providing for the issuance of the Issuer’s 4.375% Senior Notes due 2029 (the “Notes”);

WHEREAS, Section 9.2 of the Indenture provides that, in certain circumstances, the Issuer and the Trustees may amend, supplement, or otherwise modify the Indenture, any Guarantee, and the Notes with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding and issued under the Indenture (the “Requisite Consents”) (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), including, but not limited to, any amendment or supplement that has the effect of releasing the Note Guarantees provided by the Guarantors (the “Guarantor Release”);

WHEREAS, the Issuer has distributed the Offering Memorandum and Consent Solicitation Statement, dated January 27, 2025 (the “Offering Memorandum”), to the Holders in connection with the solicitation of such Holders’ consents, voting as a single class (the “Consents”), to certain Proposed Amendments (as defined below) to the Indenture and to the Guarantor Release, each as further described in the Offering Memorandum;

WHEREAS, Holders of approximately 99.51% in aggregate principal amount of Notes outstanding (with any Notes held by the Issuer, any Guarantor, or any Affiliate of them being disregarded and deemed not to be outstanding) have validly tendered, and not validly withdrawn, Consents to the adoption of the amendments, deletions, and revisions provided in Sections 2.01 and 2.02 of this Supplemental Indenture (collectively, the “Proposed Amendments”) and to the Guarantor Release, in each case, in accordance with the provisions of the Indenture;

WHEREAS, the Board of Directors of the Issuer has approved the Proposed Amendments, the execution of this Supplemental Indenture, and the Guarantor Release;

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustees, (i) evidence that the Requisite Consents have been received and (ii) the Officer’s Certificate and the Opinion of Counsel described in Sections 9.5, 12.3, and 12.4 of the Indenture with respect to this Supplemental Indenture;

WHEREAS, all other acts and proceedings required by law and the Indenture necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been complied with or have been duly done or performed;

WHEREAS, having received the Requisite Consents pursuant to Section 9.2 of the Indenture, the Issuer desires to amend the Indenture to effectuate the Proposed Amendments and the Guarantor Release in accordance with the terms set forth in the Indenture; and

WHEREAS, pursuant to Section 9.2 of the Indenture, the Trustees are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree as follows:

ARTICLE ONE

DEFINED TERMS

SECTION 1.01. Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture.

SECTION 1.02. Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or the Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to clauses, paragraphs, Sections, Articles, or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE TWO

AMENDMENTS

SECTION 2.01. Deletion of Certain Provisions. The Indenture is hereby amended to delete the following sections or clauses, as applicable, in their entirety, and, in the case of each such section or clause, as applicable, insert in lieu thereof the phrase “[Intentionally Omitted]”, and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto, are hereby deleted throughout the Indenture, and such sections, clauses, and references shall be of no further force or effect.

(a)	Section 3.2 entitled “Limitation on Indebtedness.”

(b)	Section 3.3 entitled “Limitation on Restricted Payments.”

(c)	Section 3.4 entitled “Limitation on Restrictions on Distributions from Restricted Subsidiaries.”

(d)	Section 3.5 entitled “Limitation on Sales of Assets and Subsidiary Stock.”

(e)	Section 3.6 entitled “Limitation on Liens.”

(f)	Section 3.7 entitled “Limitation on Guarantees.”

(g)	Section 3.8 entitled “Limitation on Affiliate Transactions.”

(h)	Section 3.9 entitled “Change of Control.”

(i)	Section 3.10 entitled “Reports,” other than the last sentence of Section 3.10(e).

(j)	Section 3.12 entitled “Corporate Existence.”

(k)	Section 3.15 entitled “Designation of Restricted and Unrestricted Subsidiaries.”

(l)	Section 3.16 entitled “Suspension of Covenants on Achievement of Investment Grade Status.”

(m)	Section 4.1 entitled “Merger and Consolidation,” other than Section 4.1(f).

(n)	Clauses (3) - (8) of Section 6.1 entitled “Events of Default.”

SECTION 2.02. Addition of Certain Provisions. The Indenture is hereby amended to insert the following provisions:

(a)

As a new defined term in alphabetical order under Section 1.1 of the Indenture: “‘Second Supplemental Indenture’ means that certain Second Supplemental Indenture, dated as of February 7, 2025, by and among the Issuer and the Trustees.”

(b)

As new Section 10.5 to the Indenture: No Guarantors. “Notwithstanding anything to the contrary, in accordance with Section 9.2 of this Indenture, effective as of and after the operative date of the Second Supplemental Indenture, the Obligations of the Issuer under this Indenture shall no longer be guaranteed pursuant to the Notes Guarantees and such Guaranteed Obligations are hereby released, terminated, and discharged in full and any amendments to, restatements of, or termination of, as applicable, this Indenture and any related documents, including, but not limited to, any acknowledgements, side-letters, and other agreements, in order to effectuate all of the transactions contemplated by this Section 10.5 shall be permitted under this Indenture and shall be executed and delivered upon request.”

ARTICLE THREE

MISCELLANEOUS

SECTION 3.01. Effective Date of this Supplemental Indenture. Notwithstanding that this Supplemental Indenture shall be effective upon the execution and delivery thereof by the parties hereto, the Proposed Amendments and the Guarantor Release shall each become operative only at the time and date at which the Notes representing the Requisite Consents that are validly tendered (and not validly withdrawn) are accepted for exchange by the Issuer pursuant to, and subject to the terms and conditions set forth in, the Offering Memorandum. The Issuer will notify the Trustees in writing (which may be by email) upon the Proposed Amendments becoming operative.

SECTION 3.02. Reference to and Effect on the Indenture. On and after the effective date, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” (and all references to the Indenture in any other agreements, documents, or instruments) shall mean and be a reference to the Indenture as amended and supplemented by this Supplemental Indenture, unless the context otherwise requires. The Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken, and construed as one and the same instrument. Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 3.03. Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy, or claim under the Indenture.

SECTION 3.04. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

SECTION 3.05. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby (i) certifies that no representative, agent, or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Supplemental Indenture by, among other things, the mutual waivers and certifications in this paragraph.

SECTION 3.06. Severability. In case any provision in this Supplemental Indenture is invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 3.07. Successors. All agreements of the Issuer in this Supplemental Indenture will bind its successors. All agreements of the Trustees in this Supplemental Indenture will bind their respective successors.

SECTION 3.08. Trustees Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuer, and the Trustees assume no responsibility for their correctness. The Trustees make no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustees accept the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agree to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 3.09. Multiple Counterparts. The parties may execute and deliver in counterparts any number of copies of this Supplemental Indenture, including by facsimile transmission, PDF, or other electronic means. Each signed copy will be an original, but all of them together represent the same agreement. Delivery of an executed counterpart signature page of this Supplemental Indenture by e-mail (PDF) or telecopy shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

SECTION 3.10. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first above written.

Issuer:	PRIMO WATER HOLDINGS INC.

	By:	/s/ David Hass
Name: David Hass
Title: Chief Financial Officer

[Primo Water Holdings – Second Supplemental Indenture (2029 Notes)]

Trustees:	BNY TRUST COMPANY OF CANADA,
as Canadian Trustee

	By:	/s/ Ismail Bawa
	Name:	Ismail Bawa
	Title:	Authorized Signatory

THE BANK OF NEW YORK MELLON,
as U.S. Trustee

	By:	/s/ Melissa Matthews
	Name:	Melissa Matthews
	Title:	Vice President

[Primo Water Holdings – Second Supplemental Indenture (2029 Notes)]